Exhibit (a)(1)(K)

Amended and Restated

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

GFI Group Inc.

at

$6.10 NET PER SHARE

pursuant to the Amended and Restated Offer to Purchase

dated February 20, 2015

by

BGC Partners, L.P.,

an operating subsidiary of

BGC Partners, Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON FEBRUARY 26, 2015.

February 20, 2015

To Our Clients:

Enclosed for your consideration is the Amended and Restated Offer to Purchase (as may be subsequently amended and supplemented from time to time, the “Offer to Purchase”), dated February 20, 2015, and the related Amended and Restated Letter of Transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by BGC Partners, L.P., a Delaware limited partnership and an operating subsidiary of BGC Partners, Inc., a Delaware corporation (“BGC”), to purchase all outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) (each share of Common Stock is referred to herein as a “Share”) of GFI Group Inc. (“GFI” or the “Company”), at a purchase price of $6.10 per Share, net to the seller in cash, without interest and subject to deduction for any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith.

We or our nominees are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Your attention is directed to the following:

1.	The offer price is $6.10 per Share, net to you in cash, without interest and subject to deductions for any required withholding of taxes.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer is being made pursuant to a Tender Offer Agreement (together with any amendments or supplements thereto, the “Tender Offer Agreement”), dated as of February 19, 2015, by and among BGC, the Purchaser and GFI, pursuant to which, promptly after the expiration of the Offer, subject to the satisfaction or waiver of certain conditions, the Purchaser shall, and BGC shall cause the Purchaser to, consummate the Offer and accept for payment and pay for (subject to any applicable withholding of tax) all Shares validly tendered and not validly withdrawn pursuant to the Offer.

4.	The board of directors of GFI, upon the recommendation of the Special Committee of independent directors, unanimously (i) determined that the terms of the Tender Offer Agreement and the Offer are advisable, fair to and in the best interests of GFI and its stockholders, (ii) approved the Tender Offer Agreement and the Offer and (iii) resolved to recommend that the stockholders of GFI accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

5.	The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by the Purchaser and its subsidiaries, represents at least 43% of all then outstanding Shares (the “Minimum Tender Condition”), (ii) certain regulatory approvals remaining in effect and not having been revoked, and any required approvals or waiting periods under certain foreign competition laws having expired or been terminated or obtained, as applicable (the “Regulatory Condition”), (iii) no applicable law, temporary restraining order, injunction or other order being issued and remaining in effect which has the effect of making illegal or otherwise prohibiting the consummation of the Offer, (iv) the representations and warranties of GFI set forth in the Tender Offer Agreement being accurate, generally as qualified by a Material Adverse Effect standard (as defined in the Tender Offer Agreement), on the expiration date of the Offer and (v) GFI’s compliance in all material respects with its agreements and covenants under the Tender Offer Agreement, including appointing BGC’s designees to the GFI Board so that they constitute six out of the eight members of the GFI board. The Offer is also subject to certain other customary conditions contained in the Offer to Purchase. The consummation of the Offer is not conditioned on (1) BGC or the Purchaser obtaining financing or (2) the tender of the Shares subject to the Support Agreement (as defined in the Tender Offer Agreement). See “Introduction” and Sections 1 and 14 of the Offer to Purchase.

6.	The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on February 26, 2015 unless the Offer is extended (the latest time and date on which the Offer expires, as it may be extended by the Purchaser in accordance with the Tender Offer Agreement, the “Expiration Date”). Purchaser does not currently intend to extend the offer unless required by law. Previously tendered Shares may be withdrawn at any time prior to the Expiration Date and, thereafter, you may withdraw them at any time until we accept such Shares for payment.

7.	Any transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any state in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such state.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is also enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

Amended and Restated

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

GFI Group Inc.

at

$6.10 NET PER SHARE

pursuant to the Offer to Purchase

dated February 20, 2015

by

BGC Partners, L.P.

an operating subsidiary of

BGC Partners, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Amended and Restated Offer to Purchase (as may be subsequently amended and supplemented from time to time, the “Offer to Purchase”), dated February 20, 2015, and the related Amended and Restated Letter of Transmittal (the “Letter of Transmittal”) in connection with the offer by BGC Partners, L.P. (the “Purchaser”), an operating subsidiary of BGC Partners, Inc. (“BGC”), to purchase all outstanding shares of common stock, par value $0.01 per share, (the “Common Stock”) (each share of Common Stock is referred to herein as a “Share”) of GFI Group Inc. (“GFI” or the “Company”), at a purchase price of $6.10 per Share, net to the seller in cash, without interest and subject to deduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the Letter of Transmittal enclosed herewith.

This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

SIGN HERE

Account No.:
Dated: , 2015
Signature(s)

Number of Shares to be Tendered:
Shares*

Print Name(s) and Address(es)

Area Code and Telephone Number(s)

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.